Exhibit 99.1

Press Release

CENCORA ELECTS LORI J. RYERKERK TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, PA, May 28, 2025 — Cencora, Inc. (NYSE: COR) today announced that its Board of Directors has elected Lori J. Ryerkerk as a new independent director, effective June 1, 2025.

“Ms. Ryerkerk’s experience in complex, global supply chains will further strengthen the Board’s expertise as we continue supporting the company’s long-term growth. Her appointment reflects the Cencora Board’s ongoing commitment to leaders who can help us contribute to driving stakeholder value,” said Mark Durcan, Lead Independent Director.

“Lori’s experience as a public company CEO, leading a global specialties chemical company with extensive operations and logistics, will bring valuable insight as we execute against our strategy and build on our leadership as an end-to-end healthcare services provider,” said Robert P. Mauch, President and Chief Executive Officer of Cencora.

Ms. Ryerkerk is the former Chairman, President and Chief Executive Officer of Celanese. She joined Celanese in 2019 and became Chairman in 2020. Prior to her role with Celanese, Ms. Ryerkerk spent over 25 years in manufacturing operations leadership roles, including Executive Vice President of Global Manufacturing at Shell Downstream Inc. She also currently serves on the Board of Directors of Eaton Corp. and Norfolk Southern. Ms. Ryerkerk earned her B.S. in Chemical Engineering from Iowa State.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 51,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $290 billion in annual revenue. Learn more at investor.cencora.com

Contact:

Bennett S. Murphy

Senior Vice President, Head of Investor Relations & Treasury

bennett.murphy@cencora.com